Exhibit 4.1

NEW WORLD RESTAURANT GROUP, INC.
STOCK APPRECIATION RIGHTS PLAN

Effective February 9, 2007

NEW WORLD RESTAURANT GROUP, INC.
STOCK APPRECIATION RIGHTS PLAN

ARTICLE I
INTRODUCTION

1.1 Establishment.  New World Restaurant Group, Inc., a Delaware corporation, hereby establishes the New World Restaurant Group, Inc. Stock Appreciation Rights Plan for certain employees of the Company.

1.2 Purposes.  The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company’s shareholders.  The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees.

ARTICLE II
DEFINITIONS

2.1 “Affiliated Corporation” means any corporation or other entity that is affiliated with the Plan Sponsor through stock ownership or otherwise.

2.2 “Award” means a Stock Appreciation Right issued under the Plan.

2.3 “Board” means the Board of Directors of the Plan Sponsor.

2.4 “Cause” shall have the meaning assigned to it by the Participant’s employment agreement, if the Company has entered into an employment agreement with the Participant; otherwise termination for “Cause” shall mean termination of employment as a result of a violation of any Company policy, procedure or guideline, or engaging in any of the following forms of misconduct: conviction of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of the Company’s property or time; use of alcohol or controlled substances on the Company’s premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having abused prescribed medications; illegal use of any controlled substance; illegal gambling on the Company’s premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct; or falsifying any document or making any false or misleading statement  relating to employment by the Company; or injures the economic or ethical welfare of the Company by misconduct or inattention to duties and responsibilities, or fails to meet the Company’s performance expectations, as determined by the Company in its sole discretion.

2.5 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.6 “Committee” means a committee established under Article V of the Plan which is empowered to take actions with respect to the administration of the Plan.

2.7 “Company” means the Plan Sponsor and the Affiliated Corporations.

2.8 “Disabled” or “Disability” shall have the meaning given to such terms in Code § 22(e)(3).

2.9 “Effective Date” means the effective date of the Plan which is February 9, 2007.

2.10 “Eligible Employees” means the employees of the Company who are selected for participation in the Plan.  For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Code § 3401.  An Eligible Employee who is subject to Section 16 of the Securities Exchange Act of 1934 is not eligible to participate in the Plan.

2.11 “Fair Market Value” means the closing price, on the NASDAQ National Market System, the principal stock exchange or other market on which the Stock is traded, on the trading day preceding the grant date, if any, or if Shares were not traded on such date, then on the next preceding date on which a trade occurred.  If the price of the Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Stock on a particular date shall be as determined by the Committee in good faith by applying any reasonable valuation method permitted under Code § 409A to determine fair market value in accordance with Code § 409A.

2.12 “Participant” means an Eligible Employee designated by the Board or the Committee during the term of the Plan to receive one or more Awards under the Plan.

2.13 “Plan” means the New World Restaurant Group, Inc. Stock Appreciation Rights Plan.

2.14 “Plan Sponsor” means New World Restaurant Group, Inc. and any successor thereto.

2.15 “SAR Agreement” shall have the meaning given to it in Section 4.3.

2.16 “SAR Holder” means a Participant who has been granted one or more SARs under the Plan.

2.17 “SAR Period” shall have the meaning given to it in Section 4.3(c).

2.18 “SARs” means Stock Appreciation Rights.

2.19 “Section” or “Subsection” means a reference to a section or subsection of the Plan, unless another reference specifically applies.

2.20 “Share” means a share of Stock.

2.21 “Stock” means the $.001 par value common stock of the Plan Sponsor and any stock issued or issuable subsequent to the Effective Date in substitution for the common stock.

2.22 “Stock Appreciation Right” means the right, granted by the Committee pursuant to the Plan, to receive a payment equal to the increase in the Fair Market Value of a Share subsequent to the grant of such right.

ARTICLE III
PARTICIPATION

3.1 Participation.  Participants in the Plan shall be those Eligible Employees who, in the judgment of the Board or the Committee, are expected to significantly contribute to the achievement of long-term corporate economic objectives or who are performing services important to the operation and growth of the Company.  An Eligible Employee who is subject to Section 16 of the Securities Exchange Act of 1934 is not eligible to participate in the Plan. Participants may be granted from time to time one or more Awards.

ARTICLE IV
STOCK APPRECIATION RIGHTS

4.1 Persons Eligible.  The Committee, in its sole discretion, may grant a Participant one or more Stock Appreciation Rights.

4.2 Types of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights that are settled in Stock.

4.3 Terms of Grant.  The Committee shall determine at the time of the grant of a Stock Appreciation Right the time period during which the Stock Appreciation Right may be exercised, the type of Stock Appreciation Right being granted, and any other terms that will apply to the Stock Appreciation Right.  Each Stock Appreciation Right granted under the Plan shall be evidenced by a written stock appreciation right agreement (a “SAR Agreement”).  A SAR Agreement shall be issued by the Plan Sponsor in the name of the SAR Holder and in such form as may be approved by the Committee.  The SAR Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any SAR Agreement, the provisions of the Plan shall govern.

(a)                                  Number of SARs.  Each SAR Agreement shall state that it covers a specified number of Stock Appreciation Rights, as determined by the Committee.

(b)                                 Stock Price for Determining Appreciation.  Each SAR Agreement shall state the Fair Market Value of a Share from which appreciation of the SAR will be measured.  The Stock price specified shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted.

(c)                                  Duration of SARs.  Each SAR Agreement shall state the period of time, determined by the Committee, within which the SAR may be exercised by the SAR Holder (the “SAR Period”).  The SAR Period must end not more than five years from the date the SAR is granted.  If no SAR Period is stated in the SAR Agreement, the SAR Period shall end on the day immediately preceding the 5th anniversary of the date of grant.

(d)                                 Restrictions on Exercise.  The SAR Agreement shall also set forth any restrictions on SAR exercise during the SAR Period, if any, as may be determined by the Committee.  Each SAR shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee.  If no restrictions are stated in the SAR Agreement, 50% of the SAR Award shall be exercisable on and after the 1st anniversary of the date of grant and the remaining 50% of the SAR Award shall be exercisable on and after the 2nd anniversary of the date of grant.

(e)                                  Termination of Services, Death, or Disability.  The Committee may specify the period, if any, after which an SAR may be exercised following termination of the SAR Holder’s services in the SAR Agreement.  If the SAR Agreement does not specify the period of time following termination of service during which SARs may be exercised, the time periods in this Subsection shall apply.  Once a SAR is granted, the Committee may not change the time period during which a SAR may be exercised following termination of the SAR Holder’s services, unless such a change would not cause additional taxes to be imposed pursuant to Code § 409A.

(i)                                     Termination for Cause.  If the services of the SAR Holder are terminated within the SAR Period for Cause, as determined by the Company, the SAR shall thereafter be void for all purposes.

(ii)                                  Disability.  If the SAR Holder becomes Disabled and terminates services, the SAR may be exercised by the SAR Holder within 90 calendar days following the SAR Holder’s termination of services on account of Disability (provided that such exercise must occur within the SAR Period and not after the end of the SAR Period).  The SAR may be exercised only with respect to the extent the SAR had become exercisable on or before the date of the SAR Holder’s termination of services because of Disability.

(iii)                               Death.   If the SAR Holder dies during the SAR Period while still performing services for the Company, the SAR may be exercised by those entitled to do so under the SAR Holder’s will or by the laws of descent and distribution within 90 calendar days following the SAR Holder’s death, (provided that such exercise must occur within the SAR Period and not after the end of the SAR Period).  The SAR may be exercised only to the extent the SAR had become exercisable on or before the date of the SAR Holder’s termination of services because of the SAR Holder’s death.

(iv)                              Termination for Reasons Other than Cause, Disability or Death.  If the SAR Holder is no longer employed by the Company or performing services for the Company for any reason other than Cause, Disability or the SAR Holder’s death, the SAR may be exercised by the SAR Holder within 90 calendar days following the date of termination (provided that the exercise must occur within the SAR Period and not after the end of the SAR Period).  The SAR may be exercised only to the extent the SAR had become exercisable on or before the date of termination of services.

4.4 Exercise of Stock Appreciation Rights. Upon vesting in a Stock Appreciation Right, a Participant shall be permitted to exercise the Stock Appreciation Right at any time prior to the date the Stock Appreciation Right expires.  The effective date of exercise of a Stock Appreciation Right is the date on which the Company receives notice from the Participant of the exercise of the Stock Appreciation Right. Upon the exercise of one or more Stock Appreciation Rights settled in Stock, the Company will issue to the Participant the number of whole Shares determined by dividing (i) the number of Stock Appreciation Rights being exercised, multiplied by the difference in the Fair Market Value of one Share on the exercise date of the Stock Appreciation Right and the Fair Market Value of one Share on the grant date in the Stock Appreciation Right by (ii) the Fair Market Value of one Share on the exercise date.

4.5 Withholding Requirement.  All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participant.  All amounts required to be withheld must be paid in cash to the Company by the Participant on the date of exercise, or as soon thereafter as administratively feasible.

4.6 Effect of Exercise.  The exercise or cash-out of a Stock Appreciation Right will result in an equal reduction in the number of Stock Appreciation Rights that were granted.

4.7 No Equity Holder Privileges.  No holder of a Stock Appreciation Right shall have any privileges as an equity holder with respect to any Stock Appreciation Rights.

ARTICLE V
PLAN ADMINISTRATION

5.1 Committee.  The Plan shall be administered by a Committee appointed by and serving at the pleasure of the Board (the “Committee”). The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board. Members of the Committee and any subcommittee or special committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.

5.2 Committee Meetings and Actions.  The Committee shall hold meetings at such times and places as it may determine.  A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan.

5.3 Powers of Committee.  In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees, determine the Awards to be made pursuant to the Plan, and the time at which such Awards are to be made, fix the terms of the Awards as the Committee may deem necessary or desirable and consistent with the terms of the Plan.  The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all SARs granted under the Plan.  The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

5.4 Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan.

5.5 Indemnification.  Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.  The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE VI
STOCK SUBJECT TO THE PLAN

6.1 Number of Shares.  The number of Shares that are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary shall not exceed 150,000, subject to the provisions regarding changes in capital.  The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Plan Sponsor.  This authorization may be increased from time to time by approval of the Board and by the stockholders of the Plan Sponsor if, in the opinion of counsel for the Plan Sponsor, stockholder approval is required.  Shares that may be issued upon exercise of SARs under the Plan shall be applied to reduce the maximum number of Shares remaining available for use under the Plan.  The Plan Sponsor shall at all times during the term of the Plan and while any SARs are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

6.2 Unused Stock.  Any Shares that are subject to a SAR that expires or for any reason is terminated unexercised shall automatically become available for use under the Plan.

6.3 Adjustments for Stock Splits and Stock Dividends.  If the Plan Sponsor shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence:  (i) the Shares as to which Awards may be granted under the Plan and (ii) the Shares then included in each outstanding Award granted hereunder. Any change or adjustment made pursuant to this Section must comply with the requirements of Code § 409A, and may only be taken pursuant to this Section if the action would not cause adverse tax consequences under Code § 409A.

6.4 Other Distributions and Changes in the Stock.  If the Plan Sponsor distributes assets or securities of persons other than the Plan Sponsor (excluding cash or distributions referred to in Section 6.3) with respect to the Stock, or if the Plan Sponsor grants rights to subscribe pro rata for additional Shares or for any other securities of the Plan Sponsor to the holders of its Stock, or if there is any other change (except as described in Section 6.3) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment in the SAR Price or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Award or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award.  Any change or adjustment made pursuant to this Section must comply with the requirements of Code § 409A, and may only be taken pursuant to this Section if the action would not cause adverse tax consequences under Code § 409A.

6.5 Determination by the Committee.  Adjustments under this Article shall be made by the Committee, whose determinations shall be final and binding upon all parties.

ARTICLE VII
GENERAL RESTRICTIONS

7.1 Investment Representations.  The Plan Sponsor may require any person to whom an Award is granted, as a condition of receiving Stock pursuant to the Award, to give written assurances in substance and form satisfactory to the Plan Sponsor and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Plan Sponsor deems necessary or appropriate in order to comply with federal and applicable state securities laws.  Legends evidencing such restrictions may be placed on the Stock certificates.

7.2  Compliance with Securities Laws.  Each Award shall be subject to the requirement that, if at any time counsel to the Plan Sponsor shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee.  Nothing herein shall be deemed to require the Plan Sponsor to apply for or to obtain such listing, registration or qualification.

7.3 Changes in Accounting Rules.  Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Plan Sponsor, the Committee shall have the right and power to modify as necessary, any then outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

ARTICLE VIII
REQUIREMENTS OF LAW

8.1 Requirements of Law.  The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

8.2 Governing Law.  The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

ARTICLE IX
PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Board may at any time terminate, and from time to time may amend or modify the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the consent of the Participant holding such Award.

ARTICLE X
MISCELLANEOUS

10.1 Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

10.2 No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Nothing in this Plan shall limit or impair the Company’s right to terminate the employment of any employee, to terminate the consulting services of any consultant, or to terminate the services of any director.  Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at the time.

10.3 Nontransferability.  Except as provided otherwise at the time of grant or as otherwise provided in the Plan, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.  In the event of a Participant’s death, a Participant’s rights and interests in Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Awards may be made by, the Participant’s legal representatives, heirs or legatees.  If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is unable to take care of his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

10.4 No Plan Funding.  Obligations to Participants under the Plan will not be funded, trusteed, insured or secured in any manner.  The Participants under the Plan shall have no security interest in any assets of the Company, and shall be only general creditors of the Company.

10.5 Other Employee Benefits.  Except as specifically required by the documentation governing the employee benefit, the amount of any compensation deemed to be received by a Participant as a result of Awards under the Plan shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

IN WITNESS WHEREOF, the Plan Sponsor has caused this Plan to be duly executed, effective as of the Effective Date.

NEW WORLD RESTAURANT GROUP, INC.
Plan Sponsor

By:	/s/ Paul J.B. Murphy, III
Title:	President and Chief Executive Officer
Date:	February 20, 2007